Exhibit 99.01

OGE Energy Corp. reports second quarter results on plan

OKLAHOMA CITY - OGE Energy Corp. (NYSE: OGE), the parent company of Oklahoma Gas and Electric Company (OG&E) and OGE Enogex Holdings LLC, today reported earnings of $0.95 per diluted share for the three months ended June 30, 2012 compared to $1.04 per diluted share for the second quarter of 2011.

OG&E, a regulated electric utility, contributed earnings of $0.74 per share in the second quarter, compared with earnings of $0.79 per share in the second quarter last year. Enogex, a midstream natural gas business, contributed earnings of $0.21 per share compared with earnings of $0.25 per share in the year-ago quarter. The holding company posted breakeven results in both the second quarter of 2012 and 2011.

"Our utility and midstream businesses are on plan," said Pete Delaney, OGE Energy chairman, president and CEO. "Despite the low natural gas price environment, the substantial drop in natural gas liquids prices and milder weather, we are pleased to report earnings growth for the first half of 2012."

Discussion of Second Quarter 2012
OGE Energy's consolidated gross margin on revenues was $446 million in the second quarter, compared with $428 million a year ago. Net income attributable to OGE Energy was $94 million in the second quarter, compared to $103 million in the year-ago quarter.

OG&E's gross margin on revenues was $323 million in the second quarter, compared with $314 million in the comparable quarter last year. The increase was primarily due to revenues associated with various investments and higher transmission revenues partially offset by milder weather compared to last year. However, net income at the utility fell to $73 million in the second quarter, compared with $79 million a year earlier primarily due to higher operating expenses associated with additional plant in service.

Enogex's gross margin on revenues was $121 million in the second quarter, compared with $114 million in the comparable quarter last year. The increase was due to higher gross margins in the gathering and processing businesses as a result of strong volume growth partially offset by lower commodity prices. Increased operating expenses associated with system growth and a higher ownership percentage by OGE's equity partner outpaced the increase in gross margin as net income attributable to OGE Enogex Holdings decreased from $25 million in the second quarter of 2011 to $21 million in the second quarter of 2012. OGE Energy's portion of EBITDA likewise decreased from $62 million in the second quarter of 2011 to $60 million in the second quarter of 2012.

2012 Outlook
OGE Energy's consolidated earnings guidance for 2012 is unchanged at $3.40 to $3.60 per average diluted share. The guidance assumes normal weather for the remainder of the year and assumes new rates associated with the Oklahoma general rate case to be implemented in the August 2012 billing cycle. More information regarding the Company's 2012 earnings guidance is contained in the Company's First and Second Quarter 2012 10-Q's on file with the Securities and Exchange Commission.

Conference Call Webcast
OGE Energy will host a conference call for discussion of the results and the outlook for the rest of 2012 on Thursday, August 2, at 8 a.m. CDT. The conference will be available through www.oge.com. OGE Energy is the parent company of Oklahoma Gas and Electric Company (OG&E), which serves nearly 794,000 customers in a service territory spanning 30,000 square miles in Oklahoma and western Arkansas, and of OGE Enogex Holdings LLC, a midstream natural gas business with principal operations in Oklahoma.

Non-GAAP Financial Measures
Enogex has included in this release the non-GAAP financial measure EBITDA. Enogex defines EBITDA as net income attributable to Enogex Holdings before interest, income taxes and depreciation and amortization. EBITDA is a supplemental non-GAAP financial measure used by external users of the Company's financial statements such as investors, commercial banks and others, to assess:

•	the financial performance of Enogex's assets without regard to financing methods, capital structure or historical cost basis;

•	Enogex's operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Enogex provides a reconciliation of EBITDA to net income attributable to Enogex Holdings, which Enogex considers to be its most directly comparable financial measure as calculated and presented in accordance with GAAP. The non-GAAP financial measure of EBITDA should not be considered as an alternative to GAAP net income attributable to Enogex Holdings. EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. EBITDA should not be considered in isolation or as a substitute for analysis of Enogex's results as reported under GAAP. Because EBITDA excludes some, but not all, items that affect net income and is defined differently by different companies in Enogex's industry, Enogex's definition of EBITDA may not be comparable to a similarly titled measure of other companies. To compensate for the limitations of EBITDA as an analytical tool, Enogex believes it is important to review the comparable GAAP measure and understand the differences between the measures. A reconciliation of EBITDA is below and is available on OGE Energy's website: www.oge.com.

Reconciliation of projected EBITDA to projected net income attributable to Enogex Holdings

(In millions)	Twelve Months Ended December 31, 2012 (A)(B)
Net income attributable to Enogex Holdings	$176
Add:
Interest expense, net	32
Depreciation and amortization expense (C)	100
EBITDA	$308

OGE Energy's portion	$250
(A) Based on midpoint of Enogex Holdings' earnings guidance for 2012.
(B) As of November 1, 2010, Enogex Holdings' earnings are no longer subject to tax (other than Texas state margin taxes) and are taxable at the individual partner level.
(C) Includes amortization of certain customer-based intangible assets associated with the acquisition from Cordillera Energy Partners III, LLC in November 2011, which is included in gross margin for financial reporting purposes.

Reconciliation of EBITDA to net income attributable to Enogex Holdings

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In millions)	2012	2011	2012	2011
Net income attributable to Enogex Holdings	$41.2	$46.7	$90.7	$81.2
Add:
Interest expense, net	7.4	5.6	15.0	12.0
Income tax expense (A)	—	—	0.1	0.1
Depreciation and amortization expense (B)	25.0	19.0	49.1	37.6
EBITDA	$73.6	$71.3	$154.9	$130.9

OGE Energy's portion	$59.8	$61.8	$125.9	$114.1
(A) As of November 1, 2010, Enogex Holdings' earnings are no longer subject to tax (other than Texas state margin taxes) and are taxable at the individual partner level.
(B) Includes amortization of certain customer-based intangible assets associated with the acquisition from Cordillera Energy Partners III, LLC in November 2011, which is included in gross margin for financial reporting purposes.

Some of the matters discussed in this news release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions. Such forward-looking statements are intended to be identified in this document by the words "anticipate", "believe", "estimate", "expect", "intend", "objective", "plan", "possible", "potential", "project" and similar expressions. Actual results may vary materially. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit, access to existing lines of credit, access to the commercial paper markets, actions of rating agencies and their impact on capital expenditures; the ability of the Company and its subsidiaries to access the capital markets and obtain financing on favorable terms; prices and availability of electricity, coal, natural gas and natural gas liquids, each on a stand-alone basis and in relation to each other as well as the processing contract mix between percent-of-liquids, percent-of-proceeds, keep-whole and fixed-fee; business conditions in the energy and natural gas midstream industries; competitive factors including the extent and timing of the entry of additional competition in the markets served by the Company; unusual weather; availability and prices of raw materials for current and future construction projects; Federal or state legislation and regulatory decisions and initiatives that affect cost and investment recovery, have an impact on rate structures or affect the speed and degree to which competition enters the Company's markets; environmental laws and regulations that may impact the Company's operations; changes in accounting standards, rules or guidelines; the discontinuance of accounting principles for certain types of rate-regulated activities; whether OG&E can successfully implement its Smart Grid program to install meters for its customers and integrate the Smart Grid meters with its customer billing and other computer information systems; the cost of protecting assets against, or damage due to, terrorism or cyber-attacks and other catastrophic events; advances in technology; creditworthiness of suppliers, customers and other contractual parties; the higher degree of risk associated with the Company's nonregulated business compared with the Company's regulated utility business and other risk factors listed in the reports filed by the Company with the Securities and Exchange Commission including those listed in Risk Factors and Exhibit 99.01 to the Company's Form 10-K for the year ended December 31, 2011.

Note: Consolidated Statements of Income, Financial and Statistical Data attached.

OGE Energy Corp.
consolidated statements of income
(unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
	(In millions, except per share data)
OPERATING REVENUES
Electric Utility operating revenues	$528.0	$568.7	$954.7	$990.8
Natural Gas Midstream Operations operating revenues	327.0	409.4	741.0	827.8
Total operating revenues	855.0	978.1	1,695.7	1,818.6
COST OF GOODS SOLD (exclusive of depreciation and amortization shown below)
Electric Utility cost of goods sold	192.7	242.5	376.3	450.0
Natural Gas Midstream Operations cost of goods sold	216.6	307.6	518.3	633.3
Total cost of goods sold	409.3	550.1	894.6	1,083.3
Gross margin on revenues	445.7	428.0	801.1	735.3
OPERATING EXPENSES
Other operation and maintenance	153.0	146.6	300.6	284.9
Depreciation and amortization	90.5	74.7	177.1	148.7
Impairment of assets	0.1	—	0.3	—
Gain on insurance proceeds	—	—	(7.5)	—
Taxes other than income	24.8	24.5	55.0	51.6
Total operating expenses	268.4	245.8	525.5	485.2
OPERATING INCOME	177.3	182.2	275.6	250.1
OTHER INCOME (EXPENSE)
Interest income	0.1	0.1	0.1	0.2
Allowance for equity funds used during construction	1.7	5.8	3.6	10.2
Other income	2.4	7.0	10.1	13.3
Other expense	(3.6)	(3.5)	(5.5)	(5.8)
Net other income	0.6	9.4	8.3	17.9
INTEREST EXPENSE
Interest on long-term debt	38.9	35.8	78.1	71.2
Allowance for borrowed funds used during construction	(0.9)	(2.9)	(2.0)	(5.2)
Interest on short-term debt and other interest charges	2.4	1.6	4.4	2.6
Interest expense	40.4	34.5	80.5	68.6
INCOME BEFORE TAXES	137.5	157.1	203.4	199.4
INCOME TAX EXPENSE	35.9	47.8	54.3	60.4
NET INCOME	101.6	109.3	149.1	139.0
Less: Net income attributable to noncontrolling interests	7.7	6.3	18.1	11.2
NET INCOME ATTRIBUTABLE TO OGE ENERGY	$93.9	$103.0	$131.0	$127.8

BASIC AVERAGE COMMON SHARES OUTSTANDING	98.6	98.0	98.4	97.8
DILUTED AVERAGE COMMON SHARES OUTSTANDING	98.9	99.3	98.8	99.2

BASIC EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.95	$1.05	$1.33	$1.31

DILUTED EARNINGS PER AVERAGE COMMON SHARE ATTRIBUTABLE TO OGE ENERGY COMMON SHAREHOLDERS	$0.95	$1.04	$1.33	$1.29

DIVIDENDS DECLARED PER COMMON SHARE	$0.3925	$0.3750	$0.7850	$0.7500

OGE Energy Corp.
financial and statistical data
(unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
	2012	2011	2012	2011
	(In millions)
ELECTRIC UTILITY
Operating revenues by classification
Residential	$215.8	$234.4	$385.4	$411.2
Commercial	134.0	141.9	233.9	240.1
Industrial	51.1	55.9	95.3	100.0
Oilfield	40.7	42.7	77.3	77.6
Public authorities and street light	50.7	55.0	90.1	93.3
Sales for resale	13.1	14.9	25.9	28.1
System sales revenues	505.4	544.8	907.9	950.3
Off-system sales revenues	5.1	12.5	14.0	21.9
Other	17.5	11.4	32.8	18.6
Total operating revenues	$528.0	$568.7	$954.7	$990.8

Sales of electricity - MWH (a) sales by classification
Residential	2.2	2.3	4.1	4.5
Commercial	1.8	1.8	3.3	3.3
Industrial	1.0	1.0	2.0	1.9
Oilfield	0.9	0.8	1.7	1.6
Public authorities and street light	0.9	0.8	1.6	1.5
Sales for resale	0.3	0.4	0.6	0.7
System sales	7.1	7.1	13.3	13.5
Off-system sales	0.2	0.3	0.6	0.6
Total sales	7.3	7.4	13.9	14.1

Number of customers	793,998	786,125	793,998	786,125

Weighted average cost of energy per KWH (b) - cents
Natural gas	2.576	4.485	2.727	4.477
Coal	2.276	2.032	2.260	2.033
Total fuel	2.275	2.986	2.303	2.842
Total fuel and purchased power	2.669	3.255	2.701	3.156

Degree days
Heating - Actual	75	174	1,457	2,078
Heating - Normal	203	236	2,001	2,199
Cooling - Actual	793	885	854	926
Cooling - Normal	625	547	638	555

NATURAL GAS MIDSTREAM OPERATIONS
Operating revenues	$344.0	$430.1	$773.6	$872.5
Operating income	$48.5	$48.9	$107.2	$90.5
Net income attributable to OGE Enogex Holdings	$20.9	$25.0	$45.9	$43.8
Net cash provided from operating activities	$63.9	$86.9	$112.1	$136.1
Capital expenditures	$88.6	$109.5	$207.1	$174.6

Gathered volumes – TBtu/d (c)	1.40	1.36	1.37	1.33
Incremental transportation volumes – TBtu/d (d)	0.69	0.56	0.61	0.54
Total throughput volumes – TBtu/d	2.09	1.92	1.98	1.87

Natural gas processed – TBtu/d	0.98	0.76	0.95	0.76

Natural gas liquids sold (keep-whole) – million gallons	37	42	73	84
Natural gas liquids sold (purchased for resale) – million gallons	156	112	311	224
Natural gas liquids sold (percent-of-liquids) – million gallons	7	6	13	12
Natural gas liquids sold (percent-of-proceeds) – million gallons	3	1	7	2
Total natural gas liquids sold – million gallons	203	161	404	322

Average natural gas liquids sales price per gallon	$0.83	$1.24	$0.91	$1.17

Average natural gas sales price per MMBtu (e)	$2.23	$4.36	$2.49	$4.25

(a) Megawatt-hours.
(b) Kilowatt-hours.
(c) Trillion British thermal units per day.
(d) Incremental transportation volumes consist of natural gas moved only on the transportation pipeline.
(e) Million British thermal units.